Exhibit 10.2

December 20, 2016

Attn.: Greig Woodring

Dear Greig:

This letter outlines our understanding of the relationship between you and Reinsurance Group of America, Incorporated and any of its subsidiaries (RGA), following your retirement on December 31, 2016. It is our intention that RGA will retain your services as a consultant through a third party consulting partner for the services outlined below. This engagement will be effective January 3, 2017 for a period of twelve months. The engagement will automatically renew at the beginning of each six month period following the initial twelve month engagement period, until the engagement is cancelled by either party. RGA will provide a ninety-day (90) written notification for any reduction in the retainer amount or cancellation of the consulting engagement.

•	Advisor to RGA’s CEO on strategic initiatives

•	Advisor to RGAx innovation initiatives

RGA will retain your services for a fee of $500,000 annually to be billed on a monthly basis through a third party consulting partner. Any expenses directly related to your consulting engagement shall be billed to RGA monthly.

It is our understanding that you will engage the services of an assistant and that you will be directly responsible for such individual’s engagement and fee.

Should you have any questions please do not hesitate to contact me. If you are in agreement to this arrangement for your consulting services, please indicate by signing in the space provided below.

Sincerely,

/s/ Gay Burns

Gay Burns
EVP, Chief HR Officer

Accepted:	/s/ Greig Woodring	Date:	December 21, 2016
Greig Woodring